Exhibit 99.1

Shake Shack Elects Anna Fieler to its Board of Directors

NEW YORK, NY (Business Wire) - November 29, 2017 - Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) announced today that it has elected Anna Fieler to its Board of Directors, effective December 8, 2017. A skilled executive with 20 years of experience in consumer technology and building world class brands, Ms. Fieler will become the eighth member of Shake Shack's Board of Directors.

“Anna brings a unique perspective to our Board with years of experience developing brands and driving loyalty through technology,” said Randy Garutti, Shake Shack CEO. “We are honored to have her join our Board of Directors”.

"Shake Shack has done an exceptional job building a lovemark brand based on great food and hospitality,” said Fieler. “I am excited to leverage my expertise in helping companies develop customer experience innovations through technology, and I look forward to being part of Shake Shack’s continued growth.”

Fieler is the Executive Vice President and Chief Marketing Officer of POPSUGAR Inc., the global media and technology company and leading lifestyle brand, attracting a loyal global audience of 300M through content and commerce. Fieler has a passion for building disruptive venture-backed businesses. Her previous roles include Chief Marketing Officer of Stella & Dot where she helped reinvent the direct-selling industry for the digital age, Vice President of Marketing at Tiny Prints where she grew the brand from a niche player to a household name resulting in a successful exit via acquisition by Shutterfly Inc. and various leadership positions at eBay where she introduced a fixed priced platform, led marketing for its lifestyle categories and launched the first major buyer loyalty and retention initiative.

Prior to a career in Silicon Valley, Anna began her career on Madison Avenue at Ogilvy & Mather where she helped develop the foundation for Dove’s ground-breaking “Real Women, Real Beauty” campaign.

Fieler is a sought-after thought leader and frequent speaker at notable conferences delivering keynotes on Millennial and Gen Z consumer insights, future of retail, social media, advertising and publishing. She currently serves as a board member at Girls Leadership and board advisor at NatureBox. Fieler holds an MBA from Harvard Business School and graduated magna cum laude from Brown University.

About Shake Shack
Shake Shack is a modern day “roadside” burger stand known for its 100% all-natural Angus beef burgers and flat-top Vienna beef dogs (no added hormones or antibiotics - ever), 100% all-natural chicken (no added hormones or antibiotics - ever), spun-fresh frozen custard, crinkle cut fries, craft beer and wine (available at select locations) and more. With its fresh, simple, high-quality food at a great value, Shake Shack is a fun and lively community gathering place with widespread appeal. Shake Shack’s mission is to Stand For Something Good®, from its premium ingredients and caring hiring practices to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the company has expanded to more than 90 locations in 18 U.S. States and the District of Columbia, and more than 50 international locations including London, Istanbul, Dubai, Tokyo, Moscow, Seoul and more.